Exhibit 10.1

Wachovia Bank, N.A.

2211 Michelson, 2nd Floor

Irvine, California 92612

June 26, 2008

Dan Moses

Chief Financial Officer

STEC, Inc.

3001 Daimler Street

Santa Ana, CA 92705

Re:	$35 Million Revolving Credit Facility Commitment to STEC, Inc.

Dear Mr. Moses,

Wachovia Bank, National Association (hereafter “Wachovia” or “Bank”) is pleased to offer you a commitment to lend as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”, and together with this letter, the “Commitment” or “Commitment Letter”).

Wachovia’s obligations under this Commitment are conditioned on the fulfillment to Wachovia’s sole satisfaction of each term and condition referenced by this Commitment. These terms and conditions are not exhaustive, and this Commitment is subject to certain other terms and closing conditions customarily required by Wachovia for similar transactions and may be supplemented prior to closing based upon Wachovia’s investigation and/or as disclosure of Borrower’s circumstances so dictate. This Commitment will expire unless it is closed on or before July 30, 2008. This Commitment Letter shall not survive closing.

Wachovia has made this Commitment based upon the information supplied by STEC, Inc. (the “Borrower”). Wachovia shall have the right to cancel this Commitment, whereupon Wachovia shall have no obligations hereunder, in the event of: (i) a material adverse change in the business, financial condition or operations of Borrower or any Guarantor (as defined herein), (ii) a material change in the accuracy of the information, representations, exhibits or other written materials submitted by Borrower in connection with its request for financing; (iii) Borrower or any Guarantor shall file or make or have filed or made against it a petition in bankruptcy, an assignment for the benefit of creditors or an action for the appointment of a receiver, or shall become insolvent, however evidenced or (iv) there is a material change in the structure or ownership of the Borrower.

This Commitment supersedes all prior commitments and proposals with respect to this transaction, whether written or oral, including any previous loan proposals made by Wachovia or anyone acting with its authorization. No modification shall be valid unless made in writing and signed by an authorized officer of Wachovia. This Commitment is not assignable, and no party other than Borrower shall be entitled to rely on this Commitment.

Dan Moses

June 26, 2008

Please indicate your acceptance of this offer and the terms and conditions contained herein by signing below and returning one executed copy of this Commitment Letter together with one executed copy of the letter to the undersigned dated June 25, 2008 regarding fees (the “Fee Letter”) to the undersigned. This Commitment shall expire unless the acceptance of this Commitment Letter and the Fee Letter is received by the undersigned on or before 5:00pm, Pacific Daylight Time, June 27, 2008.

Thank you for allowing Wachovia to be of service. Please do not hesitate to call us if we can be of further assistance.

Sincerely,

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Kenneth C. Coulter
Kenneth C. Coulter Vice President Risk Manager (949) 567-6289

The above Commitment Letter is agreed to and accepted on the terms and conditions provided in this letter.

STEC, Inc.

By:	/s/ Dan Moses	June 26, 2008
Name: Dan Moses		Date
Title: Chief Financial Officer

ANNEX A

SUMMARY OF PROPOSED TERMS AND CONDITIONS

BORROWER:

STEC, Inc. (the “Borrower”)

AMOUNT:

The amount of this facility shall be $35,000,000.00 (“Facility Amount”) in the form of a revolving line of credit (the “Facility”).

PURPOSE:

This Facility shall be used to finance working capital needs.

TERM:

This Facility shall have a term of two years. Borrower may borrow, repay and reborrow from time to time provided the total indebtedness does not exceed the Facility Amount. Bank’s commitment to lend shall terminate on the second anniversary of the Closing Date of the Facility.

DOCUMENTS: This Commitment does not set forth all the terms and conditions of the Facility offered herein. As a condition of closing, Wachovia will require the execution of definitive loan documentation, prepared by Bank’s legal counsel, which will contain terms and conditions not set forth herein, including such representations, warranties, affirmative and negative covenants, indemnities, closing conditions, defaults and remedies as are typically required by Wachovia and/or deemed appropriate for this specific transaction. The failure of Borrower and Wachovia to reach agreement on the loan documents shall not be deemed a breach by Wachovia of this Commitment. Unless Wachovia agrees otherwise in writing, completion of all documents is a condition of closing.

INTEREST RATE:

Interest rates in connection with the Facility will be as specified on Schedule I attached hereto.

The interest rate will be, for each applicable interest period, the rate selected by the Borrower from the following:

•

The Base Rate plus the Applicable Interest Margin as outlined in Schedule I, as that rate may change from time to time. “Base Rate” shall be the rate announced by Wachovia from time to time as its Prime Rate, and is not necessarily the lowest rate offered by Wachovia; or

•

1-month, 3-month, 6-month or 9-month LIBOR plus the Applicable Interest Margin as outlined in Schedule I. “LIBOR” is the rate for U.S. dollar deposits of that many months maturity as reported on Reuters Screen LIBOR01 Page or any successor thereto as of 11:00 a.m., London time, on the second London business day before the relevant interest period begins (or if not so reported, then as determined by the Bank from another recognized Bank or interbank quotation).

REPAYMENT:

This facility shall be repayable in quarterly payments of accrued interest only until the maturity date when all remaining principal and interest shall be due. Borrower may borrow, repay and reborrow principal under this facility.

FEES:

Borrower shall pay to the Bank an availability fee and a commitment fee as provided in the Fee Letter.

GUARANTORS:

The obligations of the Borrower under the Facility, under any hedging agreements entered into between any Loan Party (as defined below) and the Bank (or any affiliate thereof) at the time such hedging agreement is executed and under any treasury management arrangements between any Loan Party and the Bank will be unconditionally guaranteed, on a joint and several basis, by each existing and subsequently acquired or organized direct and indirect material subsidiary of the Borrower (each a “Guarantor”; and such guarantee being referred to herein as a “Guarantee”); provided that Guarantees by foreign subsidiaries will be required only to the extent such Guarantees would not have material adverse tax consequences for the Borrower. All Guarantees shall be guarantees of payment and not of collection. The Borrower and the Guarantors are herein referred to as the “Loan Parties” and, individually, as a “Loan Party.”

ACCORDION:

At any time prior to the expiration of Facility, and so long as no Default or Event of Default shall have occurred which is continuing, the Borrower may elect to increase the aggregate Facility Amount to an amount not exceeding $50,000,000, provided that (i) the Borrower shall give adequate notice to be determined, (ii) the Bank shall have the first right (but not the obligation) to subscribe to the proposed increase in the Facility Amount, by giving adequate notice to be determined, and only if Bank does not exercise such election may the Borrower elect to add new lenders, (iii) the Bank shall not be required to increase its commitment unless it shall have expressly agreed to such increase in writing, (iv) the addition of new lenders shall be subject to approval by both the Borrower and the Bank, which approval shall not be unreasonably withheld, and shall be subject to certain minimum commitment amounts, (v) the Borrower shall execute and deliver such additional or replacement Notes and the Borrower and the new lenders shall execute and deliver such other documentation (including evidence of proper authorization) as may be reasonably requested by the Bank or any new lender, (vi) the Bank shall not have any right to decrease its commitment as a result of such increase of the aggregate Facility Amount, (vii) the Bank shall have the right to control the syndication of the increase in the Facility Amount; provided that the Bank shall have no obligation to arrange, find or locate any lender or new bank or financial institution to participate in any unsubscribed portion of such increase in the aggregate Facility Amount, (viii) the Bank shall be appointed as the administrative agent for the Facility and shall receive an administrative agent fee to be mutually agreed, and (ix) such option to increase the Facility Amount may only be exercised once. The Borrower shall be required to pay (or to reimburse) any breakage costs incurred by Bank in connection with the need to reallocate existing loans following any increase in the Facility Amount pursuant to this provision.

FINANCIAL STATEMENTS:

Borrower and/or Guarantor, as indicated below, shall furnish to Wachovia the following financial information, in each instance prepared in accordance with generally accepted accounting principles consistently applied and otherwise in form (with original signatures) and substance satisfactory to Bank and in the case of Annual Financial Statements and Periodic Financial Statements, shall be accompanied by management discussion and analysis thereof:

•

Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, Borrower shall deliver to the Bank a copy of the consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such fiscal year and the related consolidated statements of income, cash flows and retained earnings of the Borrower and its consolidated subsidiaries for such year, audited by a firm of independent certified public accountants reasonably acceptable to the Bank, setting forth in each case in comparative form the figures for the preceding fiscal year, reported on without a “going concern” or like qualification, exception or assumption, or qualification or assumption indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification.

•

Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, a company-prepared consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such period and related company-prepared consolidated statements of income, cash flows and retained earnings for the Borrower and its consolidated subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year and the figures for the corresponding period or periods as set forth in the most recent budget.

•

Budget. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal year, a consolidated budget and cash flow projections on a quarterly basis of the Borrower and its consolidated subsidiaries for the next succeeding fiscal year, in form and detail reasonably acceptable to the Bank, such budget to be prepared by the Borrower in a manner consistent with GAAP and to include an operating and capital budget and a summary of the material assumptions made in the preparation of such budget. Such budget shall be accompanied by a certificate of the managing member or chief financial officer of the Borrower to the effect that the budgets and other financial data are based on reasonable estimates and assumptions, all of which are fair in light of the conditions which existed at the time the budget was made, have been prepared on the basis of the assumptions stated therein, and reflect, as of the time so furnished, the reasonable estimate of the Borrower and its subsidiaries of the budgeted results of the operations and other information budgeted therein.

CONDITIONS TO CLOSING:

•

Opinion of Counsel. On or prior to the closing date of the Facility, Borrower will provide Wachovia with an opinion letter, in form and substance satisfactory to Wachovia, from an attorney acceptable to Wachovia. The opinion will provide, to Wachovia’s satisfaction, that the Borrower and Guarantors are duly organized and validly existing under the laws of the jurisdictions where Borrower and any Guarantors are organized, are qualified to transact business, and have full power and authority to undertake the activities contemplated by the Facility; that all Loan Documents have been duly authorized, executed and delivered by Borrower and Guarantors; and that the loan and its terms do not violate any laws and such other matters and opinions as Wachovia reasonably requests.

•

Operating Documents. Wachovia shall have received from each Borrower and each Guarantor, as applicable, a copy of Borrower’s and each Guarantor’s by-laws, partnership agreement, or operating agreement, certified as to completeness and accuracy by an appropriate officer, manager or partner of Borrower and each Guarantor, as applicable.

•

Charter Documents. Wachovia shall have received from Borrower and each Guarantor a copy of its Articles of Incorporation or Organization, as appropriate, for the legal entity and all other charter documents of Borrower and each Guarantor, as applicable, all certified by the Secretary of State of the state of Borrower’s and each Guarantor’s incorporation or organization, as appropriate.

•

ERISA. Each employee pension benefit plan, as defined in ERISA, maintained by Borrower or each Guarantor, as applicable meets, as of date hereof, the minimum funding standards of ERISA and all applicable regulations thereto and requirements thereof, and of the Internal Revenue Code of 1986, as amended. No “Prohibited Transaction” or “Reportable Event” (as both terms are defined by ERISA) has occurred with respect to any such plan.

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Certificate of Good Standing. Wachovia shall have received from Borrower and each Guarantor, as applicable, a certificate of the Secretary of State of the state of Borrower’s and each Guarantor’s incorporation or organization, as applicable, as to the good standing of Borrower and each Guarantor.

•

Certificate of Incumbency. Wachovia shall have received from Borrower and each Guarantor, as applicable, a certificate of an appropriate officer of Borrower and each Guarantor as to the incumbency and signatures of the officers of Borrower and each Guarantor executing the Loan Documents.

•

Borrowing Authorization. Bank shall have received from Borrower and each Guarantor, as applicable, a borrowing resolution or other proof of authority to enter into the transactions contemplated herein.

•	Deposit Account. Borrower shall create a demand deposit account at Wachovia into which advance of the loan may be credited and from which monthly payments shall be automatically deducted.

•

Due Diligence. The Bank not becoming aware of any material information or other matter that is inconsistent in a material and adverse manner with any previous due diligence, information or matter (including any financial information and projections previously delivered to the Bank).

CONDITIONS TO ALL EXTENSIONS OF CREDIT:

Each extension of credit under the Facility will be subject to the (a) absence of any default and (b) continued accuracy of representations and warranties.

REPRESENTATIONS AND WARRANTIES:

Usual and customary for facilities of this type and such others as may be reasonably requested by the Bank, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): corporate status, financial statements; capital structure; corporate power and authority; no default; no conflict with laws or material agreements; enforceability; absence of material litigation, environmental regulations and liabilities; ERISA; necessary consents and approvals; compliance with all applicable laws and regulations including Regulations U and X, Investment Company Act, the Patriot Act, environmental laws and as to not being a sanctioned person; payment of taxes and other obligations; ownership of properties; intellectual property; liens; insurance; solvency; absence of any material adverse change; senior debt status; investments, location of assets; labor matters; material contracts; no burdensome restrictions; and accuracy of disclosure.

AFFIRMATIVE COVENANTS:

Usual and customary for facilities of this type and such others as may be reasonably requested by the Bank, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): use of proceeds; payment of taxes and other obligations; continuation of business and maintenance of existence and rights and privileges; maintenance of all material contracts, necessary consents, approvals, licenses and permits; compliance with laws and regulations (including environmental laws, ERISA and the Patriot Act); maintenance of property and insurance (including hazard and business interruption insurance); maintenance of books and records; right of the Bank to inspect property and books and records; notices of defaults, litigation and other material events; financial reporting (as outlined in this Commitment); additional Guarantors and further assurances.

NEGATIVE COVENANTS:

Usual and customary for facilities of this type and such others as may be reasonably requested by the Bank, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): limitation on debt; limitation on liens; limitation on further negative pledges; limitation on investments; limitation on dividends, distributions, issuances of equity interests (except for common stock issuances), redemptions and repurchases of equity interests; limitation on mergers, acquisitions and asset sales; limitation on contingent obligations and guarantees; limitation on sale-leaseback transactions; limitation on prepayments, redemptions and purchases of subordinated and certain other debt; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in line of business, fiscal year and accounting practices; limitation on speculative transactions; limitation on amendment of organizational documents and material contracts; limitation on additional designated senior debt.

FINANCIAL COVENANTS:

Usual and customary for facilities of this type and such others as may be reasonably requested by the Bank, including, without limitation, the following:

•	Maximum Leverage Ratio (defined as Total Debt to EBITDA) of not more than 2.5 to 1.0 until the quarter ended December 31, 2008, or 2.0 to 1.0 thereafter; and

•	Minimum Liquidity Ratio (defined as unencumbered cash divided by Total Liabilities) of not less than 20%.

The financial covenants will apply to the Borrower and its subsidiaries on a consolidated basis.

EVENTS OF DEFAULT:

Usual and customary for facilities of this type and such others as may be reasonably requested by the Bank, including, without limitation, the following (with materiality thresholds, exceptions and grace periods to be mutually agreed): non-payment of obligations; breach of representation or warranty; non-performance of covenants and obligations; default on other material debt (including secured hedging agreements); change of control (to be defined as mutually agreed) bankruptcy or insolvency; ERISA; material judgments; and termination or default under material contracts or licenses.

YIELD PROTECTION AND INCREASED COSTS:

Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

INDEMNIFICATION:

The Loan Parties will indemnify the Bank and its respective affiliates, partners, directors, officers, agents and advisors and hold them harmless from and against all liabilities, damages, claims, costs, expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel) relating to the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds or the commitments; provided that such indemnity will not, as to any indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee.

COSTS:

Borrower shall pay all costs, expenses and fees (including, without limitation, any reasonable attorneys’ fees and expenses) associated with this transaction, regardless of whether the transaction actually closes. Bank has engaged outside legal counsel to represent Bank in the preparation of loan documentation and closing of the transaction contemplated herein. Bank is not providing legal advice or services to Borrower.

GOVERNING LAW:

California

BANK COUNSEL:

Mayer Brown LLP

Annex A

Schedule I

PRICING GRID

The Applicable Interest Margins with respect to the Facility shall be based on the Total Leverage Ratio pursuant to the following grid:

Total Debt/EBITDA	LIBOR Margin	Base Margin
>1.50 x, but <2.50x	1.20%	-1.00%
>1.00 x, but <1.50x	0.95%	-1.25%
<1.00x	0.70%	-1.50%